SUBSCRIPTION AGREEMENT (draft format)


Adhia Funds, Inc.
5102 E. Longboat Blvd
Tampa, FL  33607

Gentlemen:

             The undersigned and his family and affiliates will subscribe to 10,000 shares of the Common Stock, $0.0001 par value of Adhia Funds, Inc., and agrees to pay to said corporation the sum of $100,000 in cash.

             It is understood that upon acceptance hereof by said corporation the shares subscribed for shall be issued to the undersigned and that said shares shall be deemed to be fully paid and nonassessable.

             The undersigned agrees that the shares are being by him and his family and affiliates are purchased for investment with no present intention of reselling or redeeming said shares.

             Dated and effective as of this 10th day of February, 1998.




                        By: Hitesh P. Adhia
                        Hitesh (John) P. Adhia


             The foregoing subscription is hereby accepted. Dated and effective as of this 10th day of February, 1998.


                        Adhia Funds, Inc.

                        By: Hitesh P. Adhia
                        Hitesh (John) P, Adhia, President